Precept Fund Management SPC

Ground Floor, Harbour Centre

42 North Street

George Town, Grand Cayman KY1-1110

Cayman Islands

Attention:  David M. L. Roberts, Managing Director

Re:

Binding Letter of Intent to acquire 11,000,000 shares of Leclanché S.A., a Swiss share corporation (“Leclanché”), whose shares are listed on the SIX Swiss Exchange under the trading symbol “LECN,” from Precept Fund Management SPC (“Precept”) by Oakridge Global Energy Solutions, Inc., a Colorado corporation (“Oakridge”)

Dear Mr. Roberts:

This binding Letter of Intent will confirm the following terms upon which the Boards of Directors of Precept and Oakridge will adopt a definitive agreement (the “Definitive Agreement”), whereby Oakridge will exchange certain shares of its $0.001 par value common voting stock (the “Common Stock”) and receive credit for its cost basis in its Convertible Loan and Investment Agreement with Leclanché (the “Leclanché Loan Agreement”) of CHF5,000,000, based on the published exchange rate of CHF to U.S. Dollars on the closing on December 4, 2014, which was 1.00 CHF equals 1.0301 in U.S. Dollars, with the acquisition of Leclanché shares making Oakridge one of the largest shareholders of Leclanché on the closing of the Definitive Agreement (the “Closing”) and having the potential benefits outlined in the Unanimous Written Consent of the Board of Directors of Oakridge executed and effective on December 5, 2014.

This LOI is being executed and delivered in consideration of, and as a condition of, Oakridge executing and delivering a Loan and Security Transfer Agreement between it and Recharge ApS, Frederiksgade 21, 1st Floor, 1265 Copenhagen, Denmark, as transferee lender (the “Transferee Lender”); Leclanché S.A., Avenue des Sports 42, CH-1400 Yverdon-les-Bains, Switzerland, as borrower (the “Borrower” or “Leclanché” or “LECN”); and Leclanché GmbH, Industriestrasse 1, 77731 Willstätt, Germany (the “Subsidiary”), which will in effect transfer all right, title and interest of Oakridge in its Leclanché Loan Agreement dated May 30, 2014, and as amended on August 2, 2014, regarding an aggregate loan of CHF5,000,000 to Leclanché, along with all other associated or ancillary documents required or necessary to effect the transfer of all of the right, title and interest of the Company in the Loan Agreement and the Share Pledge Agreement of Subsidiary dated August 21, 2014, and any other securities interests, rights and obligations or otherwise as acquired under the Loan Agreement and its associated or ancillary

December 5, 2014

documents, together with a Restructuring Agreement to coordinate the restructuring measures outlined in the Loan and Security Transfer Agreement and the New Convertible Loan Agreement to be executed and delivered by Leclanché and Recharge (collectively, the “Recharge Documentation”).

We propose that the Definitive Agreement approved by our respective Boards of Directors be negotiated and executed, which will set forth in detail our intent, upon the following general terms and conditions.

A.

The Exchange.

(i)

At the Closing, Oakridge will acquire from Precept 11,000,000 shares of Leclanché, free and clear of any liens or encumbrances, which shares shall then represent a substantial portion of the outstanding shares of Leclanché, at a purchase price of CHF4.00 per each share (the “Purchase Price”).  The Purchase Price shall be calculated based on the U.S. Dollar exchange rate for CHF on the close of business on December 4, 2014, as referenced above, with the U.S. Dollar Purchase Price being US$4.12 per share and with the Leclanché shares having a closing price on the SIX Swiss Exchange on such date of CHF4.888 or approximately US$5.03.  The Purchase Price will be paid as follows: (1) receipt of credit on the Purchase Price of CHF5,000,000, such sum being Oakridge’s cost basis in the Leclanché Loan Agreement for which Precept provided the funding, and which sum is also to be based upon the U.S. Dollar exchange rate for CHF on the close of business on December 4, 2014; and (2) the issuance to Precept of a number of shares of Oakridge Common Stock that are comprised of “restricted securities” as defined in United States Securities and Exchange Commission (the “SEC”) Rule 144, valued at the closing price of the Oakridge Common Stock on December 3, 2014, which was US$0.51, and which will equal the balance of the Purchase Price, after deduction of the CHF5,000,000.  The Oakridge shares of Common Stock publicly trade on the OTCBB under the trading symbol “OGES.”

(ii)

The effective date (the “Effective Date”) of the Definitive Agreement shall be subject to: (1) the closing agreements comprising the Recharge Documentation; (2) the approval of the Swiss Takeover Board regarding such closing of the agreements comprising the Recharge Documentation; and (3) the approval of the Swiss Takeover Board regarding the Definitive Agreement involving the Leclanché share transfer to Oakridge.

B.

Definitive Agreement.

The Definitive Agreement shall include, contain or provide:

( )

Representations and Warranties.  Customary and usual representations and warranties by the parties.

December 5, 2014

( )

Opinions of Counsel.  For the delivery at Closing of favorable opinions of counsel for the corporate parties with respect to customary and usual matters of law covered under similar agreements and parties and as desired by the parties.

( )

Expenses.  In the event of the termination of the this Letter of Intent for any reason prior to the execution of the Definitive Agreement, each party shall bear and pay its own costs and expenses and shall indemnify and hold the other party harmless therefrom.  Following execution and delivery of the Definitive Agreement, that agreement will control the rights of the parties in this respect.

( )

Conduct of Business of Oakridge and Precept Pending Closing.  Until consummation or termination of this Letter of Intent or the Definitive Agreement, when executed, Oakridge and Precept will conduct business only in the ordinary course and none of the assets of Oakridge or Precept shall be sold or disposed of, except in the ordinary course of business or with the written consent of the other party, provided, however, none of Precept’s 11,000,000 Leclanché shares that are the subject of this Letter of Intent shall be disposed of.

(v)

All necessary and prudent diligence and cooperation by the parties to complete all terms and conditions required or necessary to satisfy the respective obligations to the parties and to fulfill the intent of the parties expressed herein or in the Definitive Agreement and to strengthen and fully realize the benefits of the Joint Marketing Agreement between Oakridge and Leclanché, which was entered into on April 6, 2014.

(vi)

Other.

(a)

Oakridge and Precept shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Closing of the Definitive Agreement, and all applicable legal requirements shall have been satisfied.

(b)

The Definitive Agreement shall be executed as soon as practicable, and Oakridge shall instruct its legal counsel to immediately prepare all necessary documentation upon the execution of this Letter of Intent.  This Letter of Intent will remain effective through the execution and delivery of the Definitive Agreement.

(c)

Any finder’s fee or similar payment with respect this Letter of Intent or the Definitive Agreement shall be paid by the party that has agreed to pay any such fee.

(d)

The Definitive Agreement shall contain customary and usual indemnification and hold harmless provisions as the parties may agree.

December 5, 2014

(e)

The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of the Colorado.

(f)

The substance of any public announcement with respect to the exchange, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives.

C.

Counterparts.  This Letter of Intent may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

D.

Confidentiality.  By its execution hereof, Oakridge acknowledges to and agrees with Precept that in the exercise of the several rights granted to it pursuant to this Letter of Intent, Oakridge and/or its agents and affiliates, may become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by Precept or one or more of its managing officers or directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an “Affiliate”).  Accordingly, Oakridge hereby agrees that any and all Confidential Information disclosed or furnished to it or to any of its Affiliates, by Precept or any of its Affiliates, is and shall remain proprietary to Precept.  Neither Oakridge, nor any Affiliate of Oakridge, shall have any right to distribute or divulge any of such Confidential Information to any third party without Precept’s prior written consent, or to use any of such Confidential Information in any way detrimental to Precept or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of Precept’s or its Affiliates’ rights in or in respect of any such Confidential Information including, without qualification. For purposes of this Letter of Intent, the term “Confidential Information” shall mean any and all proprietary information belonging to Precept, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, technical or scientific information, design, processes, procedures, inventions, research, formula, notes, analyses, compilations, studies, interpretations, memoranda, shareholder lists and contact information, customer lists, business plans, projections, research, finances, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret.  Oakridge expressly agrees and understands that its agreement to abide by the provisions of this Section D constitute a material part of the consideration inducing Precept to enter into this Letter of Intent and consummate the transactions contemplated herein, and that any violation of such provisions could create immediate and irreparable harm to Precept.  In the event of any breach of this Section D, the parties hereby agree that, in addition to whatever other remedies may be available to Precept, it shall be entitled to seek injunctive and other equitable relief, and Oakridge hereby waives any bonding or other requirement as a precursor thereto.

December 5, 2014

If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this Letter of Intent in duplicate, retain one copy for your records, and return one to Leonard W. Burningham, Esq. at his address, which is Suite 205, 455 East 500 South, Salt Lake City, Utah 84111; you may send one signed copy by facsimile transmission to 801-355-7126 or by email to lwb@burninglaw.com.

Very truly yours,

OAKRIDGE GLOBAL ENERGY SOLUTIONS, INC.

By /s/Larry Lee Arrowood

Dated: December 5, 2014

     Larry Lee Arrowood, President

PRECEPT FUND MANAGEMENT SPC

By /s/David M. L. Roberts

Dated: December 5, 2014

     David M. L. Roberts,

     Director